AMENDMENT TO PARTICIPATION AGREEMENT

The Participation Agreement, dated December 1, 1999, as amended, by and among, Allianz Life Insurance Company of New York (formerly Preferred Life Insurance Company of New York), PIMCO Variable Insurance Trust, and PIMCO Investments LLC (formerly Allianz Global Investors Distributors LLC) is hereby amended by deleting the existing Schedule A,  and inserting in lieu thereof the following:

SCHEDULE A
(7th revised effective April 30, 2012)

PIMCO Variable Insurance Trust Portfolios:

1.   PIMCO VIT All Asset Portfolio
2.   PIMCO VIT CommodityRealReturn® Strategy Portfolio
3.   PIMCO VIT Emerging Markets Bond Portfolio
4.   PIMCO VIT Global Advantage Strategy Bond Portfolio
5.   PIMCO VIT Global Bond Portfolio (Unhedged)
6.   PIMCO VIT Global Multi-Asset Portfolio
7.   PIMCO VIT High Yield Portfolio
8.   PIMCO VIT Real Return Portfolio
9.   PIMCO VIT Total Return Portfolio
10. PIMCO VIT Unconstrained Bond Portfolio
11. PIMCO VIT Global Multi-Asset Managed Volatility Portfolio
IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the participation agreement, as amended, as of April 30, 2012.

Allianz Life Insurance Company of New York

By:    /s/ Michael D. Scriver
Name:  Michael D. Scriver
Title:    Vice President, Hedge Design and Management

PIMCO Variable Insurance Trust

By:     /s/ Henrik P. Larsen
Name:  Henrik P. Larsen
Title:    Vice President

PIMCO Investments LLC

By:     /s/ Jonathon D. Short
Name:  Jonathon D. Short
Title:    Chairman